UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PLUS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PLUS THERAPEUTICS, INC.
August 1, 2025
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 7, 2025

EXPLANATORY NOTE

This supplement (the “Supplement”) to the definitive proxy statement filed by Plus Therapeutics, Inc. (the “Company”) with the Securities and Exchange Commission on July 21, 2025 (the “Proxy Statement”) relating to the Company’s virtual annual meeting to be held at 9:00 AM, Eastern Time, on Thursday, August 7, 2025 (the “Annual Meeting”) is being filed solely to correct an inadvertent error with respect to the description of the voting standard for Proposal 3 – The Reverse Stock Split Proposal (the “Reverse Stock Split Proposal”).

Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

The paragraph under the heading “Required Vote” on page 48 of the Proxy Statement, which states the voting standard applicable to the Reverse Stock Split Proposal, is revised to read as follows:

Required Vote

The affirmative vote of a majority of all votes cast by the holders of shares of Common Stock entitled to vote will be required for approval. Abstentions and broker non-votes, if any, will have no effect on the outcome of this proposal.

The above correction has no effect on the treatment of abstentions and broker non-votes, if any, with respect to the Reverse Stock Split Proposal as described in the Proxy Statement, neither of which will have any effect on the outcome of the proposal.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.